Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
News Release	New York, NY 10036
(212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice	Andrew C. Richardson	Erin C. Gatewood
Chief Financial Officer	Executive Vice President – Capital Markets	Associate – Investor Relations

iStar Financial Announces Record Quarterly Earnings

•                         Adjusted earnings per diluted common share increases to a record $0.83 for third quarter 2003.

•                         New financing activity during third quarter totals a record $847.8 million in 15 separate transactions.

•                         First mortgage, first mortgage participation transactions and investment grade corporate tenant leases comprise 68% of third quarter financing commitments.

•                         iStar Financial issues 7.80% Cumulative Redeemable Series F Preferred Stock.

NEW YORK – October 23, 2003 – iStar Financial Inc. (NYSE: SFI) reported that adjusted earnings for the quarter ended September 30, 2003 were $0.83 per diluted common share, up from $0.67 per diluted common share for the quarter ended September 30, 2002. Adjusted earnings allocable to common shareholders for third quarter 2003 were $87.0 million on a diluted basis, compared to $62.5 million for third quarter 2002. Adjusted earnings represents net income to common shareholders, computed in accordance with GAAP, before depreciation, amortization, gain (loss) from discontinued operations, extraordinary items and cumulative effect of change in accounting principle.

Net income allocable to common shareholders for the third quarter was $66.1 million, or $0.63 per diluted common share, compared with $43.4 million, or $0.47 per diluted common share, in the third quarter of 2002. Third quarter 2002 net income includes an $8.9 million ($0.10 per diluted common share) non-cash charge related to performance-based vesting of restricted shares granted under the Company’s long-term incentive plan. Please see the financial tables which follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

iStar Financial Announces Record Earnings

In the third quarter of 2003, iStar Financial achieved a return on average book assets of 6.1% and a return on average common book equity of 19.5%, while leverage remained unchanged from last quarter at 1.8x book equity. Net investment income for the quarter ended September 30, 2003 increased to a record $91.2 million, up 16.3% from $78.4 million for the third quarter of 2002. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures and unconsolidated subsidiaries, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt in each case as computed in accordance with GAAP.

iStar Financial announced that during the third quarter, it closed 15 new financing commitments for a total of $847.8 million, of which $815.2 million was funded during the quarter. In addition, the Company funded $12.1 million under seven pre-existing commitments and received $435.5 million in principal repayments. The Company’s recent transactions continue to reflect its core business strategy of originating structured financing transactions for leading corporations and private owners of high-quality commercial real estate assets across the United States.

Jay Sugarman, iStar Financial’s chairman and chief executive officer, stated, “We are very pleased with our results this quarter, and our asset quality and balance sheet remain solid despite continuing weak U.S. commercial real estate fundamentals. During the quarter iStar Financial continued to provide value-added financings for its high-end real estate and corporate customers. Repeat customer transactions increased to almost $5 billion and we continued to build diversification into our asset base with total assets now exceeding $6.5 billion. While real estate fundamentals remain weak in most markets, our underwriting reflects these conditions and we continue to see opportunities to generate safe, high quality income streams.”

Mr. Sugarman continued, “Our investment pipeline remains strong and reflects our increasing market penetration and reputation for meeting our customers’ needs. In addition, because we match fund our assets, recent volatility in interest rates is not expected to meaningfully impact our business. Our ROAs and ROEs have historically remained steady in both high and low interest rate environments.”

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iStar Financial Announces Record Earnings

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Net investment income(1)	$91,244	$78,378	$263,577	205,376
Other income	9,971	4,822	22,741	21,263
Non-interest expense	(27,448)	(32,225)	(76,140)	(80,562)
Net income before minority interest	$73,767	$50,975	$210,178	$146,077

Minority interest in consolidated entities	(40)	(40)	(119)	(122)
Income from discontinued operations	450	1,612	1,555	5,620
Gain from discontinued operations	701	123	964	717
Preferred dividend requirements	(8,258)	(9,227)	(26,712)	(27,681)
Net income allocable to common shareholders and HPU holders(2)	$66,620	$43,443	$185,866	$124,611

(1)               Net investment income for the nine months ended September 30, 2002, includes a $12,166 charge relating to early extinguishment of debt.

(2)               HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of	As of
	September 30, 2003	December 31, 2002
	(unaudited)

Loans and other lending investments, net	$3,579,479	$3,050,342
Corporate tenant lease assets, net	2,519,050	2,291,805
Total assets	6,505,785	5,611,697
Debt obligations	4,114,348	3,461,590
Total liabilities	4,233,776	3,583,816
Total shareholders' equity	2,267,105	2,025,300

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iStar Financial Announces Record Earnings

Transaction Volume

In the third quarter of 2003, iStar Financial generated $847.8 million in new financing commitments in 15 separate transactions. The Company also funded an additional $12.1 million under seven pre-existing financing commitments and received $435.5 million in loan repayments. Of the Company’s third quarter financing commitments, 45.3% represented first mortgage and first mortgage participation transactions, and 22.3% represented long-term investment grade corporate tenant lease transactions.

During the quarter, the weighted average first dollar and last dollar loan-to-value ratio on new loan commitments was 27.6% and 69.2%, respectively. This ratio represents the average beginning and ending points for the Company’s lending exposure in the aggregate capitalization of the underlying properties or companies it finances.

Mr. Sugarman commented, “We continue to see attractive risk-adjusted returns in our core real estate finance business across a variety of different asset types including office, hotel and multifamily. While we reached a new financing volume record this quarter, we maintain a cautious outlook with respect to commercial real estate fundamentals. Our new financings continue to be dominated by first mortgages and investment grade corporate tenant leases, reflecting our near-term outlook.”

Mr. Sugarman continued, “As we anticipated, repayments were relatively high this quarter despite the upward trend in interest rates as many of our borrowers have taken advantage of the strong sales market for institutional-quality assets.”

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iStar Financial Announces Record Earnings

Capital Markets

In September 2003, iStar Financial completed an underwritten public offering of 4,000,000 shares of its 7.80% Series F Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share. The Company used the approximately $96.6 million of net proceeds from the offering to repay secured debt. At September 30, 2003, the Company had $1.2 billion outstanding under its five primary credit facilities, which total $2.7 billion in committed capacity.

Catherine D. Rice, iStar Financial’s chief financial officer, stated, “We are pleased to have cost-effectively raised preferred equity capital in this volatile interest rate environment. With the completion of this offering, iStar Financial now has over $2.2 billion of tangible equity capital supporting its asset base.”

Ms. Rice continued, “During the quarter, we met with the rating agencies as part of our annual update process. Yesterday, Moody’s confirmed our senior unsecured debt rating at Ba1, with a positive outlook. We were hopeful that we would receive an upgrade from Moody’s in the fourth quarter; however, we remain on positive outlook and Moody’s has indicated that it expects to revisit our rating sometime in the second quarter of next year. We expect to receive feedback from S&P later this quarter.”

Consistent with the Securities and Exchange Commission’s Regulation FD and the newly adopted Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. For fiscal year 2003, the Company currently expects adjusted earnings per diluted common share of $3.24-$3.25. iStar Financial also expects adjusted earnings per diluted common share for the fourth quarter of $0.84-$0.85. iStar Financial expects GAAP earnings per diluted common share of $2.39-$2.42 for 2003. The Company also expects GAAP earnings per diluted common share for the fourth quarter of $0.60-$0.63. The 2003 earnings guidance assumes net asset growth of $1.1-$1.3 billion, which is higher than the Company’s previous estimate of $800 million to $1.0 billion. The $1.1-$1.3 billion figures assume approximately $2.3 billion of gross originations and approximately $1.1 billion of loan repayments.

Ms. Rice commented, “Because we completed over $770 million of net asset growth through September 30, 2003 and the investment pipeline remains strong, we are slightly increasing our net asset growth guidance for full year 2003. In addition, we expect other income for the fourth quarter 2003 to be higher than our approximate $10 million quarterly run rate due to prepayment penalties from two loans that are expected to prepay in the fourth quarter. For these reasons, we currently expect our full year earnings results for 2003 to come in at the upper end of the previously communicated range of $3.20-$3.25 and $2.34-$2.44 for adjusted EPS and GAAP EPS, respectively.”

Due to strong share price performance, our CEO contingently vested in the remaining 400,000 incentive shares out of a total 2 million available to be earned by him under the Company’s long-term incentive plan on October 3, 2003. As we have disclosed in our public SEC filings, these shares will become fully vested, subject to certain conditions, on March 30, 2004, at which time the Company would record in “General and Administrative – Stock-based Compensation Expense” a one-time charge equal to the Company’s stock price at that date multiplied by the 2 million vested shares. For example, if the closing stock price on March 30, 2004 were $38.00, the charge to earnings would be $76 million.

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iStar Financial Announces Record Earnings

Capital Markets (continued)

Ms. Rice commented, “When our CEO entered into his employment agreement with the Company almost three years ago, it was structured so that he would receive no incentive shares if the Company generated less than a 20% average annual total rate of return for its shareholders from January 1, 2001 through March 30, 2004. In order to earn the maximum 2 million shares available, the Company would have had to generate a greater than 35% average annual total rate of return during the same period. As of October 3, 2003, the Company generated a 39.7% average annual total rate of return for its shareholders since January 1, 2001, compared to -7.2%, -4.6% and 15.8% for the S&P 500 Index, the Russell 1000 Financials Index and the Morgan Stanley REIT Index, respectively. This represents over $2.4 billion of shareholder value created since January 1, 2001.”

In addition, during the first quarter the Company anticipates that its CFO will vest in the 100,000 restricted performance shares awarded to her under the Company’s long-term incentive plan in connection with her joining the Company, and approximately 155,000 common shares will be issued to the principals of the former ACRE Partners, representing the final contingent consideration relating to the acquisition of this company in 2000. The first quarter 2004 charge relating to the CFO’s restricted shares and ACRE consideration would be calculated in a manner similar to the CEO’s incentive share vesting, and would be approximately $10 million in the aggregate (assuming a $38.00 stock price on the respective vesting dates).

Before giving effect to the compensation charges described in the preceding paragraphs, the Company currently expects diluted adjusted EPS for fiscal year 2004 of $3.40-$3.48, and diluted GAAP EPS of $2.43-$2.53. Our 2004 earnings will be reduced by the resulting amounts of the compensation charges. We cannot predict the amount of the aggregate charge at this time, as it will be a function of our stock price at future dates. The Company’s 2004 earnings guidance assumes approximately $1.8 billion of net asset growth.

Ms. Rice commented, “Despite the current low interest rates that we believe will continue into next year, we expect to generate steady earnings growth, before giving effect to the first quarter compensation charges, and to maintain a substantial earnings and free cash flow cushion for our dividend. Our $1.8 billion net asset growth assumption reflects the increased velocity of our business, and we believe we have been appropriately conservative with respect to net investment margins and releasing assumptions for next year.”

As of September 30, 2003, the Company’s loan portfolio consisted of 61% floating rate and 39% fixed rate loans. Approximately 62% of the Company’s floating rate loans have LIBOR floors with a weighted average LIBOR floor of 2.25%. The weighted average GAAP LIBOR margin, inclusive of LIBOR floors, was 5.73%. The weighted average GAAP yield of the Company’s fixed rate loans was 11.59%.

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iStar Financial Announces Record Earnings

Risk Management

At September 30, 2003, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 90.2% of the Company’s asset base. The weighted average first and last dollar loan-to-value ratio for all structured finance assets (senior and junior loans) was 27.6% and 69.0%, respectively. As of September 30, 2003 the weighted average debt service coverage for all structured finance assets, based on either year-to-date cash flow or trailing 12-month cash flow through June 30, 2003, was 2.2x.

At quarter end, the Company’s corporate tenant lease assets were 92.7% leased with a weighted average remaining lease term of 9.6 years. Corporate tenant lease expirations for the remainder of 2003 represent 0.7% of annualized total revenue for third quarter 2003. At quarter end, 87.6% of the Company’s corporate lease customers were public companies (or subsidiaries of public companies).

The Company establishes loss reserves based on a quarterly bottom-up review of each of its assets, as well as using top-down guidance from industry-wide loss data and market trends. On a quarterly basis, the Company conducts a comprehensive credit review, resulting in an individual risk rating assigned to each asset. Attendance at the quarterly review sessions is mandatory for each of the Company’s professional employees. These quarterly meetings are designed to enable management to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis as an “early warning” system.

The Company assigns two separate quarterly risk ratings to its structured finance assets using a “one” to “five” scale. The Company assigns a rating representing the Company’s evaluation of the risk of principal loss, and a rating representing performance compared to original underwriting. Corporate tenant lease risk ratings reflect our assessment of the quality and longevity of the cash flow yield from the asset. Assets with risk ratings of “four” and “five” indicate management time and attention is required, and a “five” rating denotes a potential problem asset. In addition to the ratings system, the Company maintains a “watch list” of assets that require highly proactive asset management.

Based upon the Company’s third quarter 2003 review, the weighted average risk ratings of the Company’s structured finance assets was 2.65 for risk of principal loss, compared to last quarter’s rating of 2.52, and 3.11 for performance compared to original underwriting, compared to last quarter’s rating of 3.00. The weighted average risk rating for corporate tenant lease assets was 2.69 at the end of the third quarter, an improvement from the prior quarter’s rating of 2.79.

For the third quarter, the Company added one corporate tenant lease asset to its credit watch list. One loan asset on the watch list at June 30, 2003, with a book value of $3.2 million, paid off during the quarter. Additionally, one loan asset and one CTL asset were removed from the watch list. The Company now has five loans and three corporate tenant lease assets on the list, with a combined book value of $107.6 million as of September 30, 2003, down from $188.5 million at June 30, 2003.

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iStar Financial Announces Record Earnings

Risk Management (continued)

One of the loans on the watch list is the Company’s 90% interest in a $31.6 million partnership loan on a class A office building that was acquired at a premium to its face as part of the Company’s acquisition of Lazard Freres’ structured finance portfolio in 1998. Lazard continues to retain a 10.0% interest in the loan. The loan bears interest at 17.50%, 11.00% of which is paid currently and 6.50% of which is accrued. In August 2003 the borrower stopped making its debt service payments due to insufficient cash flow caused by vacancies at the property. The Company believes the underlying collateral value supports its basis in the outstanding unpaid principal balance of the loan, but believes the $3.3 million unamortized acquisition premium associated with this loan has been impaired. As a result, the Company wrote off the $3.3 million premium against its loan loss reserves in the third quarter. The Company is currently comfortable that it has adequate collateral to support the book value for each of the watch list assets.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 6.55% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 9.58% of the gross book value of the Company’s corporate tenant lease assets at quarter end. At September 30, 2003, the Company added one asset to its non-accrual status. The Company now has four assets on non-accrual status with an aggregate gross book value of $51.3 million, or 0.8% of the gross book value of the Company’s investments.

Timothy J. O’Connor, iStar Financial’s chief operating officer, stated, “Our assets continue to perform well despite the continuing challenges of weak commercial real estate market conditions. Debt service coverage on our loans remains strong, and the overall increase in our loan risk ratings primarily reflects the impact of this difficult environment on our borrowers. Improvement in our corporate tenant risk ratings is driven by stronger overall credit quality of our corporate customers and longer average least terms.”

Mr. O’Connor continued, “As in the past, our risk management team continues to proactively identify and address potential credit and asset issues in order to protect our capital.”

Other Developments

On October 1, 2003, iStar Financial declared a regular quarterly cash dividend of $0.6625 per common share for the quarter ended September 30, 2003.

*                              *                              *

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iStar Financial Announces Record Earnings

iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior, mezzanine and subordinated corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, October 23, 2003. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “investor relations” section. To listen to the live call, please go to the website’s “investor relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.'s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.'s SEC reports.)

Financial Tables to Follow

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iStar Financial Announces Record Earnings

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenue:
Interest income	$77,167	$66,786	$224,672	$187,057
Operating lease income	65,399	62,594	196,226	174,662
Other income	9,971	4,822	22,741	21,263
Total revenue	152,537	134,202	443,639	382,982

Costs and expenses:
Interest expense	47,185	47,471	145,357	135,935
Operating costs - corporate tenant lease assets	4,881	3,616	12,550	9,543
Depreciation and amortization	13,696	12,591	40,483	34,598
General and administrative	11,154	8,088	27,870	22,849
General and administrative - stock-based compensation	848	9,546	2,537	17,365
Provision for loan losses	1,750	2,000	5,250	5,750
Loss on early extinguishment of debt	—	—	—	12,166
Total costs and expenses	79,514	83,312	234,047	238,206

Net income before other items	73,023	50,890	209,592	144,776
Equity in earnings from joint ventures and unconsolidated subsidiaries	744	85	586	1,301
Minority interest in consolidated entities	(40)	(40)	(119)	(122)
Income from discontinued operations	450	1,612	1,555	5,620
Gain from discontinued operations	701	123	964	717
Net income	74,878	52,670	212,578	152,292

Preferred dividends	(8,258)	(9,227)	(26,712)	(27,681)

Net income allocable to common shareholders and HPU holders	$66,620	$43,443	$185,866	$124,611

Net income per common share:(1)
Basic	$0.66	$0.49	$1.85	$1.41
Diluted(2)	$0.63	$0.47	$1.79	$1.36

Weighted average common shares outstanding:
Basic	100,687	89,431	99,543	88,610
Diluted	104,746	92,566	102,809	91,449

(1)               For the three months ended September 30, 2003, net income per basic and diluted common share excludes $538 and $517 of net income allocable to HPU holders, respectively.  For the nine months ended September 30, 2003, net income per basic and diluted common share excludes $1,517 and $1,470 of net income allocable to HPU holders, respectively.

(2)               For the three and nine months ended September 30, 2003, net income used to calculate diluted earnings per common share includes joint venture income of $40 and $119, respectively.

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iStar Financial Announces Record Earnings

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

ADJUSTED EARNINGS:(1)
Net income	$74,878	$52,670	$212,578	$152,292
Add: Joint venture income	253	—	754	621
Add: Depreciation	13,774	12,730	40,756	35,053
Add: Joint venture depreciation and amortization	1,003	960	3,001	3,391
Add: Amortization	6,709	5,451	20,117	25,418
Less: Preferred dividends	(8,258)	(9,227)	(26,712)	(27,681)
Less: Gain from discontinued operations	(701)	(123)	(964)	(717)

Adjusted earnings allocable to common shareholders and HPU holders:(2) (3)
Basic	$87,405	$62,461	$248,776	$187,756
Diluted	$87,658	$62,461	$249,530	$188,377

Adjusted earnings per common share:(4)
Basic	$0.86	$0.70	$2.48	$2.12
Diluted	$0.83	$0.67	$2.40	$2.05

Weighted average common shares outstanding:
Basic	100,687	89,431	99,543	88,610
Diluted	105,044	92,566	103,106	91,746

Common shares outstanding at end of period:
Basic	101,423	89,937	101,423	89,937
Diluted	105,780	92,577	105,384	92,954

(1)               Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

(2)               Includes $8,874 and $14,950 of non-cash charges related to performance-based vesting of restricted shares granted under the Company's long-term incentive plan for the three and nine months ended September 30, 2002.

(3)               Includes $3,950 of prepayment penalties associated with early extinguishment of debt for the nine months ended September 30, 2002, respectively.

(4)               For the three months ended September 30, 2003, net income per basic and diluted common share excludes $705 and $678 of net income allocable to HPU holders, respectively. For the nine months ended September 30, 2003, net income per basic and diluted common share excludes $2,030 and $1,966 of net income allocable to HPU holders, respectively.

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iStar Financial Announces Record Earnings

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of	As of
	September 30, 2003	December 31, 2002
	(unaudited)

ASSETS

Loans and other lending investments, net	$3,579,479	$3,050,342
Corporate tenant lease assets, net	2,519,050	2,291,805
Investments in and advances to joint ventures and unconsolidated subsidiaries	29,957	30,611
Assets held for sale	34,470	28,501
Cash and cash equivalents	23,154	15,934
Restricted cash	70,496	40,211
Accrued interest and operating lease income receivable	24,789	26,804
Deferred operating lease income receivable	47,404	36,739
Deferred expenses and other assets	176,986	90,750
Total assets	$6,505,785	$5,611,697

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$117,528	$117,001
Dividends payable	1,900	5,225

Debt obligations:
Unsecured senior notes	653,563	617,317
Unsecured revolving credit facilities	130,000	—
Secured revolving credit facilities	1,098,332	1,273,754
Secured term loans	854,645	682,615
iStar Asset Receivables secured notes	1,338,764	871,943
Other debt obligations	39,044	15,961
Total liabilities	$4,233,776	$3,583,816
Minority interest	4,904	2,581
Shareholders’ equity	2,267,105	2,025,300
Total liabilities and shareholders’ equity	$6,505,785	$5,611,697

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iStar Financial Announces Record Earnings

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

	Three Months Ended		Nine Months Ended
	September 30, 2003		September 30, 2003
Return on Average Book Assets

Adjusted basic earnings allocable to common shareholders and HPU holders(1)	$87,405		$248,776
Plus: Preferred dividends	8,258		26,712
Adjusted basic earnings before preferred dividends	$95,663		$275,488
Adjusted basic earnings before preferred dividends - annualized (A)	$382,652		$367,317
Average total book assets (B)	$6,315,619		$6,058,741

Return on average book assets (A) / (B)	6.1%		6.1%

Return on Average Common Book Equity

Adjusted basic earnings allocable to common shareholders and HPU holders(1)	$87,405		$248,776
Adjusted basic earnings allocable to common shareholders and HPU holders - annualized (C)	$349,620		$331,701
Average total book equity	$2,209,610		$2,146,202
Less: Average book value of preferred equity	(416,388)		(416,305)
Average common book equity (D)	$1,793,222		$1,729,897

Return on average common book equity (C) / (D)	19.5%		19.2%

Efficiency Ratio

General & administrative expenses	$11,154		$27,870
Plus: General and administrative - stock-based compensation	848		2,537
Total corporate overhead (E)	$12,002		$30,407

Total revenue (F)	$152,537		$443,639

Efficiency ratio (E) / (F)	7.9%		6.9%

CREDIT STATISTICS

Book Debt / Equity

Book Debt (A)	$4,114,348
Total Book Equity (B)	$2,267,105
Book Debt / Book Equity (A) / (B)	1.8	x

(1)               Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

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 iStar Financial Announces Record Earnings

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

CREDIT STATISTICS (cont.)

	Three Months Ended		Nine Months Ended
	September 30, 2003		September 30, 2003
Interest Coverage

EBITDA(1) (A)	$134,648		$396,018
GAAP interest expense (B)	$47,185		$145,357
EBITDA / GAAP interest expense (A) / (B)	2.9	x	2.7	x

Fixed Charge Coverage

EBITDA(1) (C)	$134,648		$396,018

GAAP interest expense	$47,185		$145,357
Plus: preferred dividends	8,258		26,712
Total GAAP interest expense and preferred dividends (D)	$55,443		$172,069
EBITDA / GAAP interest expense and preferred dividends (C) / (D)	2.4	x	2.3	x

Ratio of earnings to fixed charges	2.6	x	2.5	x

Ratio of earnings to fixed charges and preferred stock dividends	2.2	x	2.1	x

RECONCILIATION OF NET INCOME TO EBITDA

Net Income	$74,878		$212,578
Add: Interest expense	47,185		145,357
Add: Depreciation and amortization	13,696		40,483
Add: Minority interest in consolidated entities	40		119
Less: Income from discontinued operations	(450)		(1,555)
Less: Gain from discontinued operations	(701)		(964)
EBITDA(1)	$134,648		$396,018

(1)               EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled  measures by other companies.

-more-

 iStar Financial Announces Record Earnings

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

FINANCING  VOLUME  SUMMARY  STATISTICS

Three Months Ended September 30, 2003

	LOAN ORIGINATIONS
			Total/
		Floating	Weighted	CORPORATE
	Fixed Rate	Rate	Average	LEASING
Amount funded	$101,613	$506,328	$607,941	$207,236
Weighted average GAAP yield	11.96%	10.15%	10.45%	8.56%
Weighted average all-in spread/margin (basis points)(1)	+ 773	+ 903	—	+ 418
Weighted average first $loan-to-value ratio	0.0%	34.4%	29.1%	—
Weighted average last $loan-to-value ratio	56.2%	73.8%	71.1%	—

UNFUNDED COMMITMENTS
Number of loans with unfunded commitments				15
Discretionary commitments				$71,000
Non-discretionary commitments				135,978
Total unfunded commitments				$206,978
Estimated weighted average funding period			Approximately 1.0 years

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO GAAP DILUTED EPS GUIDANCE(2)

	Three Months Ended	Year Ended	Year Ended
	December 31, 2003	December 31, 2003	December 31, 2004
GAAP earnings per diluted common share guidance	$0.60-$0.63	$2.39-$2.42	$2.43-$2.53
Add: Depreciation and amortization per diluted common share	$0.22-$0.24	$0.83-$0.85	$0.95-$0.97
Adjusted earnings per diluted common share guidance	$0.84-$0.85	$3.24-$3.25	$3.40-$3.48

(1)               Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

(2)               Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

-more-

iStar Financial Announces Record Earnings

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF SEPTEMBER 30, 2003(1)

Security Type	$	%
Corporate Tenant Leases	$2,751	43.2%
First Mortgages(2)	2,517	39.6
Corporate/Partnership Loans/Other	921	14.5
Second Mortgages	172	2.7
Total	$6,361	100.0%

Collateral Type	$	%
Office (CTL)	$1,782	28.0%
Office (Lending)	1,111	17.5
Industrial/R&D	900	14.1
Hotel (Lending)	679	10.7
Apartment/Residential	479	7.5
Recreation	397	6.2
Mixed Use/Mixed Collateral	292	4.6
Hotel (Investment-Grade CTL)	270	4.3
Retail	181	2.8
Conference Center	138	2.2
Other	132	2.1
Total	$6,361	100.0%

Product Line	$	%
Corporate Tenant Leasing	$2,751	43.2%
Structured Finance	1,610	25.3
Portfolio Finance	980	15.4
Corporate Finance	622	9.8
Loan Acquisition	398	6.3
Total	$6,361	100.0%

Collateral Location	$	%
West	$1,597	25.1%
Northeast	1,409	22.1
Southeast	810	12.8
Mid-Atlantic	676	10.6
South	674	10.6
Central	595	9.4
North Central	263	4.1
Northwest	191	3.0
Southwest	98	1.5
Various	48	0.8
Total	$6,361	100.0%

(1)     Figures presented prior to loan loss reserves and accumulated depreciation.

(2)     Includes junior participation interests in first mortgages.

-end-